Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-58127,  33-57257-99,  33-64035-99,  333-103541,  333-58121,  333-105676,  333-103540,  333-71688,  333-125000,  333-125002,  333-125003, and  333-125004 on Form S-8 of Telephone and Data Systems, Inc. of our report dated February 23, 2007, relating to the financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, appearing in the Annual Report on Form 10-K of Telephone and Data Systems, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

June 19, 2007